UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF

THE SECURITIES EXCHANGE ACT OF 1934

August 29, 2005

Date of Report (Date of earliest event reported)

HORIZON HEALTH CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	1-13626	75-2293354
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1500 WATERS RIDGE DRIVE

LEWISVILLE, TEXAS 75057-6011

(Address of principal executive offices and zip code)

(972) 420-8200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.05 COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES

On August 29, 2005, Horizon Health Corporation (the “Company”) sold ProCare One Nurses, LLC, its wholly owned temporary nurse staffing subsidiary, to CareerStaff Unlimited, Inc.

The transaction consisted of a sale of all the membership interests in ProCare for total consideration of $8.3 million, consisting of $4.2 million in cash and $4.1 million in two promissory notes. One promissory note is in the amount of $2.1 million payable in six months and the other promissory note is in the amount of $2.0 million payable quarterly over three years

The Company estimates cash expenditures related to the sale to be approximately $500,000 for transaction costs, primarily general and professional tail policy coverage of approximately $400,000. In connection with the sale, the Company estimates that it will record an after-tax loss on the sale of this asset in the range of $2.8 million to $3.1 million, inclusive of such transaction costs, in the fourth quarter of fiscal 2005 within the results of discontinued operations.

A copy of the press release issued by the Company on August 29, 2005 is attached as an exhibit to this report.

ITEM 9.01 EXHIBITS

(a)	Financial Statements of Business Acquired.

Not Applicable.

(b)	ProForma Financial Information.

Not Applicable.

(c)	Exhibits.

Exhibit No.	Description of Exhibit
Exhibit 10.1	Membership Interest Purchase Agreement dated August 22, 2005 by and between Horizon Health Corporation, as Seller, and CareerStaff Unlimited Inc. as Purchaser.

Exhibit 99.1	Press Release dated August 29, 2005.

(REMAINDER OF PAGE LEFT BLANK INTENTIONALLY)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HORIZON HEALTH CORPORATION

Date: August 31, 2005	By:	/s/ David K. Meyercord
David K. Meyercord
Senior Vice President - Administration
and General Counsel